Responses to Item 77I - Terms of new or amended securities

Eaton Vance-Atlanta Capital SMID-Cap Fund
The Fund began issuing Class C shares and Class R shares during the period. The terms of this share class are described in the Fund's prospectus and statement of additional information, which are incorporated herein by reference.